INVESTOR RELATIONS UPDATE
October 26, 2006
General Comments
•	Profit Sharing / CASM — Profit sharing equals 10% of pre-tax earnings excluding transition expenses and special items up to a 10% pre-tax margin and 15% above the 10% margin. Profit sharing is included in the CASM guidance given below.

•	Cargo / Other Revenue — Cargo / Other Revenue includes: cargo revenue, ticket change fees, excess/overweight baggage fees, contract services, simulator rental, airport clubs, Materials Service Corporation (MSC), and inflight service revenues.

•	MSC Reclassification — The Company’s wholly owned subsidiary, Material Services Company (MSC), sells fuel to Mesa Airlines specifically for use on US Airways Express flights operated by Mesa under a regional airline alliance agreement at a price that approximates MSC’s cost. Mesa in turn bills back US Airways under that agreement at the same cost billed by MSC. The costs associated with the regional airline alliance agreement, including fuel, are recorded as express expenses. In the third quarter of 2006, the Company concluded that the net method of reporting the revenue and expense for the MSC fuel sales better reflects the nature of these transactions. Accordingly, the cost of the MSC fuel sales previously reflected in other operating expenses, has been netted against the related revenue reported in other revenues. The expense associated with MSC fuel sales of $18 million in the first quarter and $20 million in the second quarter of 2006 has also been netted against the related other revenue to conform to the current period presentation. As a result, Q106 and Q206 Cargo/Other Revenue, CASM, and CASM ex fuel, special items and transition expenses reflect this reclassification.

•	Fuel — US Airways uses costless collars on Heating Oil Futures as a fuel-hedging vehicle. For Q406, the Company has 46% of its mainline fuel hedged, and expects to pay between $2.00 and $2.05 per gallon of jet fuel (including taxes and hedges). The collar range of the hedges in place is between $1.84 and $2.04 per gallon of heating oil, or between $64.14 and $72.21 per barrel of crude oil. Forecasted volume, fuel prices, hedge percentages, and equivalent price per barrel of crude oil are provided in the table below.

•	Taxes / NOLs — After the merger, US Airways and America West had a total of approximately $1.4 billion of net operating loss carryforwards (NOL) to shelter future taxable income. Of this amount approximately $1.1 billion is available to shelter federal taxable income in the calendar year 2006. Due to accumulated losses through the years ended December 31, 2005, the Company’s deferred tax asset, which includes the $1.4 billion of NOL discussed above, has been subject to a valuation allowance.

In the third quarter of 2006, US Airways utilized NOL that was generated by US Airways prior to the merger. In accordance with SFAS No. 109, as this was acquired NOL, the decrease in the valuation allowance associated with this NOL reduced goodwill instead of the provision for income taxes. Accordingly, the Company recognized $59 million of non cash income tax expense in the three and nine months ended September 30, 2006. The utilization of pre-merger NOL by US Airways in the future could result in additional non-cash expense.

The Company expects to be subject to Alternative Minimum Tax liability (“AMT”) for the full year 2006. In most cases the recognition of AMT does not result in tax expense. However, since the Company’s NOL was subject to a full valuation allowance, any liability for AMT is recorded as tax expense. The Company recorded AMT tax expense of $5 million in the first six months of 2006 and $1 million in the third quarter of 2006. The Company also recorded $1 million and $3 million, respectively, of state income tax related to certain states where NOL were not available to be used, in the three and nine months ended September 30, 2006.

•	Share Count — During Q306, the Company had 88.2 million basic, and 95.3 million diluted weighted average shares outstanding. Both basic and diluted shares guidance is provided in the table below.

•	Cash — At the end of the second quarter 2006, the Company had approximately $3.0 billion in total cash, of which $2.3 billion was unrestricted.
Please refer to the footnotes and the forward looking statements page of this document for additional information

MAINLINE UPDATE
October 26, 2006
Mainline General Comments
•	Mainline data includes both US Airways and America West Airlines operated flights. All operating expenses are for mainline operated flights only. Please refer to the following page for information pertaining to Express.

•	CASM excluding fuel, special items, and transition expenses has been adjusted slightly due to a reduction in ASMs, increased employee incentive/profit sharing, and higher operating costs primarily associated with the increased security measures and enhancing operational performance.

Mainline General Guidance	1Q06A	2Q06A	3Q06A	4Q06E	FY06E
Available Seat Miles (ASMs) (bil)	18.2	19.6	20.2	19.0	77.0
CASM ex fuel, special items, & transition expense (cts) [1]	7.72	7.61	7.26	7.55 to 7.65	7.50 to 7.60
Cargo / Other Revenues ($ mil)	210	205	213	210 to 220	830 to 850
Fuel Price (incl hedges and taxes) ($/gal)	1.92	2.14	2.26	2.00 to 2.05	2.05 to 2.10
Fuel Gallons Consumed (mil)	288	307	318	~300	~1,210
Percent Hedged				46%	43%
Heating Oil Collar Range ($/gal)				1.84 to 2.04	1.77 to 1.96
Jet Fuel Equivalent (incl taxes, transport, and refining margin) ($/gal)				2.02 to 2.22	1.98 to 2.18
Estimated Crude Oil Equivalent ($/bbl)				64.14 to 72.21	62.56 to 70.55
Interest Expense ($ mil)	75	72	74	~74	~295
Interest Income ($ mil) [2]	26	34	45	~35	~140

Merger Update ($ mil)
Transition Expense	46	35	27	~25	~135

Capital Update ($ mil)	FY06
Merger Related	90
Other	70
Total	160

Shares Outstanding ($ and shares mil)	Basic	Diluted	Interest Addback
For Q406
Earnings above $40.0	89.5	96.5	$2.2
Earnings up to $40.0	89.5	91.4	—
Net Loss	89.5	89.5	—
Full Year 2006
Earnings above $303	86.3	95.0	$13.1
Earnings of $154 to $303	86.3	93.9	9.6
Earnings up to $154	86.3	88.4	—
Net Loss	86.3	86.3	—
Shares outstanding are based upon several estimates including average per share stock price, stock options and restricted stock award activity, and conversion of outstanding notes. The number of shares in the actual calculation of earnings per share will likely be different from those set forth above.

Notes:

1.	CASM ex fuel, special items & transition expense is a non-GAAP financial measure. Please see the GAAP to non-GAAP reconciliation at the end of this document.

2.	Q206 interest income presented above of $34 mil excludes $7 mil in interest income recorded in Q206 from prior year federal income tax refunds for AWA.
Please refer to the footnotes and the forward looking statements page of this document for additional information

EXPRESS UPDATE
October 26, 2006
Express General Comments
•	US Airways Express is a network of nine regional airlines (2 wholly owned) operating under a code share and service agreement with US Airways and America West Airlines. All operating expenses (including purchase agreements) associated with US Airways Express are included within the Express Non-Fuel Operating Expense line item.
Express General Guidance

	1Q06A	2Q06A	3Q06A	4Q06E	FY06E
Available Seat Miles (ASMs) (bil)	3.7	3.8	3.9	3.8	15.1
CASM ex fuel (cts) [1]	12.12	12.12	11.52	11.75 to 12.00	11.75 to 12.00
Fuel Price (incl taxes) ($/gal)	2.00	2.27	2.24	1.95 to 2.00	2.08 to 2.13
Fuel Gallons Consumed (mil)	86	89	92	~95	~360
Express Carriers

Air Midwest Airlines, Inc. [4]
Air Wisconsin Airlines Corporation
Chautauqua Airlines, Inc.
Colgan Air, Inc. [4]
Mesa Airlines [3]
Piedmont Airlines, Inc. [2]
PSA Airlines, Inc [2]
Republic Airways
Trans States Airlines, Inc. [4]

Notes:

1.	CASM ex fuel expense is a non-GAAP financial measure. Please see the GAAP to non-GAAP reconciliation at the end of this document.

2.	Wholly owned subsidiary of US Airways Group, Inc.

3.	Subsidiary of Mesa Air Group, Inc

4.	Pro-rate agreement
Please refer to the footnotes and the forward looking statements page of this document for additional information

FLEET UPDATE
October 26, 2006
Fleet General Comments
•	As previously announced, the airline has a firm order for 25 Embraer 190 aircraft. The delivery schedule will begin with 2 in 4Q06, 9 in 2007, and 14 in 2008. (One 4Q06 delivery has now moved to 1Q07).

•	On July 24, 2006 the Company announced that it and Republic Airline, Inc. have amended the existing partnership and will be adding 30 Embraer 175 aircraft to replace 20 existing 50 seat Embraer 145 aircraft currently operated by Republic Airways Holdings’ subsidiary, Chautauqua Airlines. The remaining 10 aircraft can replace other retiring aircraft, or be used for limited growth in 2008. The 50 seat aircraft will begin to be returned to Republic at the beginning of 2007. Deliveries of the E175 aircraft are scheduled to begin in 2007 at a rate of 1-2 airplanes per month through the summer of 2008.

•	On August 30, 2006 the Company announced that it had restructured and added seven new Airbus A321s to an existing order for 30 A320 family aircraft. The amendment also converted one A320 aircraft and seven A319 aircraft to an order of eight A321 aircraft. Deliveries of the 15 new A321 aircraft will begin in 2008 and run through 2010. The new A321s will be configured to accommodate 183 passengers in two classes of service and will be used for replacement purposes or modest expansion should market conditions warrant.
Mainline Fleet Update (End of Period)

Mainline	1Q06A	2Q06A	3Q06A	4Q06E	FY06E
ERJ-190	0	0	0	2	2
737-300	63	58	56	56	56
737-400	40	40	40	40	40
A319	93	93	93	93	93
A320	77	75	75	75	75
A321	28	28	28	28	28
A330	9	9	9	9	9
B757	47	46	46	46	46
B767	10	10	10	10	10

Total	367	359	357	359	359
Express Fleet Update (End of Period)

Express	1Q06A	2Q06A	3Q06A	4Q06E	FY06E
DH8 (100/200/300)	65	63	63	60	60
CRJ-200	123	123	123	123	123
CRJ-700	14	14	14	14	14
CRJ-900	38	38	38	38	38
EMB-145	38	30	30	30	30
ERJ-170	28	28	28	28	28

Total	306	296	296	293	293
Please refer to the footnotes and the forward looking statements page of this document for additional information

GAAP to Non-GAAP RECONCILIATION
October 26, 2006
Reconciliation of GAAP to Non-GAAP Financial Information
US Airways Group, Inc. (the “Company”) is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline CASM excluding fuel, special items & transition expense and Express CASM excluding fuel is useful to investors as both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control.
This update contains forward-looking statements that are not limited to historical facts, but reflect the Company’s current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the Company’s Form 10-Q for the quarter ended September 30, 2006, and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of fuel, labor costs, competition, and industry conditions, including the demand for air travel, the airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update.

	GAAP to Non-GAAP Reconciliation ($mil except ASM and CASM data)
				Q406 Range		FY06 Range
	Q106 Actual	Q206 Actual	Q306 Actual	Low	High	Low	High

Mainline
Mainline Operating Expenses	$1,890	$2,170	$2,298	$2,059	$2,093	$8,301	$8,438
Less Mainline Fuel (net of (gains)/losses from fuel hedges)	527	640	807	600	615	2,481	2,541
Less Special Charges	(90)	—	—	—	—	(90)	(90)
Less Transition Expenses	46	35	27	25	25	135	135

Mainline Operating Expense excluding fuel, charges, and transition expense	1,408	1,494	1,465	1,434	1,453	5,775	5,852

Mainline CASM (GAAP) (cts)	10.37	11.05	11.40	10.84	11.02	10.78	10.96

Mainline CASM excluding fuel, special items, and transition expenses (Non-GAAP) (cts)	7.72	7.61	7.26	7.55	7.65	7.50	7.60

Mainline ASMs (bil)	18.2	19.6	20.2	19.0	19.0	77.0	77.0

Express
Express Operating Expenses	$616	$660	$653	$632	$646	$2,526	$2,582
Less Express Fuel Expense	172	203	210	185	190	759	777

Express Operating Expenses excluding Fuel	444	457	443	447	456	1,767	1,805

Express CASM (GAAP) (cts)	16.82	17.51	16.95	16.62	17.00	16.80	17.17
Express CASM Excluding Fuel (Non-GAAP) (cts)	12.12	12.12	11.50	11.75	12.00	11.75	12.00

Express ASMs (bil)	3.7	3.8	3.9	3.8	3.8	15.0	15.0
Please refer to the footnotes and the forward looking statements page of this document for additional information

FORWARD-LOOKING STATEMENTS
October 26, 2006
FORWARD-LOOKING STATEMENTS
Certain of the statements contained herein should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “indicate,” “anticipate,” “believe,” “forecast,” “estimate,” “plan,” “guidance,” “outlook,” “could,” “should,” “continue” and similar terms used in connection with statements regarding the outlook of US Airways Group, Inc. (the “Company”). Such statements include, but are not limited to, statements about expected fuel costs, the revenue and pricing environment, the Company’s expected financial performance and operations, future financing plans and needs, overall economic conditions and the benefits of the business combination transaction involving America West Holdings Corporation and US Airways Group, including future financial and operating results and the combined companies’ plans, objectives, expectations and intentions. Other forward-looking statements that do not relate solely to historical facts include, without limitation, statements that discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from the Company’s expectations. Such risks and uncertainties include, but are not limited to, the following: the impact of high fuel costs, significant disruptions in the supply of aircraft fuel and further significant increases to fuel prices; our high level of fixed obligations and our ability to obtain and maintain financing for operations and other purposes; our ability to achieve the synergies anticipated as a result of the merger and to achieve those synergies in a timely manner; our ability to integrate the management, operations and labor groups of US Airways Group and America West Holdings; labor costs and relations with unionized employees generally and the impact and outcome of labor negotiations; the impact of global instability, including the current instability in the Middle East, the continuing impact of the military presence in Iraq and Afghanistan and the terrorist attacks of September 11, 2001 and the potential impact of future hostilities, terrorist attacks, infectious disease outbreaks or other global events that affect travel behavior; reliance on automated systems and the impact of any failure or disruption of these systems; the impact of future significant operating losses; changes in prevailing interest rates; our ability to obtain and maintain commercially reasonable terms with vendors and service providers and our reliance on those vendors and service providers; security-related and insurance costs; changes in government legislation and regulation; our ability to use pre-merger NOLs and certain other tax attributes; competitive practices in the industry, including significant fare restructuring activities, capacity reductions and in court or out of court restructuring by major airlines; continued existence of prepetition liabilities; interruptions or disruptions in service at one or more of our hub airports; weather conditions; our ability to obtain and maintain any necessary financing for operations and other purposes; our ability to maintain adequate liquidity; our ability to maintain contracts that are critical to our operations; our ability to operate pursuant to the terms of our financing facilities (particularly the financial covenants); our ability to attrac t and retain customers; the cyclical nature of the airline industry; our ability to attract and retain qualified personnel; economic conditions; and other risks and uncertainties listed from time to time in our reports to the Securities and Exchange Commission. There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. All forward-looking statements are based on information currently available to the Company. The Company assumes no obligation to publicly update or revise any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates. Additional factors that may affect the future results of the Company are set forth in the section entitled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2006, which is available at www.usairways.com.
Please refer to the footnotes and the forward looking statements page of this document for additional information